Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Vice President of Investor Relations
303-604-3924

DMC GLOBAL CHAIRMAN GERARD MUNERA TO RETIRE;
INDEPENDENT DIRECTOR DAVID ALDOUS TO ASSUME ROLE OF CHAIRMAN

BOULDER, Colo. - March 5, 2018 - DMC Global Inc. (Nasdaq: BOOM) today announced Gerard Munera, chairman of the board of directors, has notified the Company he will not stand for re-election at the Company’s 2018 annual meeting of stockholders in May. Mr. Munera, 82, has served as a DMC director since 2000, and as chairman since 2013.

Kevin Longe, CEO and director, said, “On behalf of the board and the employees of DMC, I want to thank Gerard for his 18 years of dedication, wisdom and unwavering support of the Company. He has had a profound, positive influence on the success of DMC.”

Independent director David Aldous will assume the role of chairman following the Company’s May annual meeting. Mr. Aldous, 61, has served as a DMC director since 2013.

About DMC
Based in Boulder, Colorado, DMC operates in two sectors: industrial infrastructure and oilfield products and services.  The industrial infrastructure sector is served by DMC’s NobelClad business, the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors.  The oilfield products and services sector is served by DynaEnergetics, an international developer, manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells. For more information, visit the Company’s website at: http://www.dmcglobal.com.

###